       Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

TDS COMMON SHAREHOLDERS ELECT FOUR INCUMBENT DIRECTORS

CHICAGO, (May 29, 2014) – The annual meeting of stockholders of Telephone and Data Systems, Inc. [NYSE: TDS] was held on May 22, 2014.   TDS is pleased to announce that over 90 million common shares were represented in person or by proxy at the meeting and each of TDS’ four incumbent directors nominated for election by the common shares -- Clarence A. Davis, George W. Off, Mitchell H. Saranow, and Gary L. Sugarman -- received at least 63 percent support.  Also, each of TDS’ eight incumbent directors nominated for election by the Series A common shares and preferred shares was elected by a substantial margin.

Additionally, TDS shareholders provided substantial support for Proposals 2 (Ratification of Independent Registered Public Accounting Firm), Proposal 3 (Amend Long-Term Incentive Plan and approve material terms of performance goals), and Proposal 4 (Advisory Vote on Executive Compensation or “Say-on-Pay”).

“We truly appreciate our shareholders’ substantial support and strongly believe that these incumbent directors will continue to best represent TDS shareholders as the company works to build shareholder value,” said LeRoy T. Carlson, Jr., president and CEO.

TDS expects to file a Form 8-K Current Report with the SEC later today.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 5.8 million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions and Baja Broadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,600 people as of March 31, 2014.

Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contact

Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary

(312) 592-5379

jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations

(312) 592-5341

julie.mathews@teldta.com

USM:  www.uscellular.com

TDS Telecom: www.tdstelecom.com

OneNeck IT Solutions: www.oneneck.com